Exhibit 31.1

Certification Pursuant to 18 U.S.C. Section 1350,
As Adopted Pursuant to
Section 302 of The Sarbanes-Oxley Act of 2002

I, Naeem Ghauri, certify that:

1.	I have reviewed this quarterly report on Form 10-/QSB of NetSol Technologies, Inc.;

2.	Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.	Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report.

4.	NetSol Technologies, Inc.’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the NetSol Technologies, Inc. and have:

(a)	Have caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to NetSol Technologies, Inc., including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared; and,

(b)	Evaluated the effectiveness of NetSol Technologies, Inc.’s disclosure controls and procedures and present in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation.

Date: November 13, 2003	/s/ Naeem Ghauri

Naeem Ghauri, Chief Executive Officer